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                                                                     EXHIBIT 4.3


                          ROYAL DUTCH STOCK OPTION PLAN
              FOR EMPLOYEES OF SHELL SOLAR EMPLOYMENT SERVICES INC.


                          ARTICLE A. GENERAL PROVISIONS

1. PURPOSE. The purpose of this Royal Dutch Stock Option Plan for Employees of Shell Solar Employment Services Inc. (the "Plan") is to advance the interests of Shell Solar Employment Services Inc. (the "Company") and to provide a means whereby the Company may, through the grant of stock options to certain employees ("Participants"), help to attract and retain, and encourage performance of superior quality by, the key personnel upon whom, in large measure, continued progress, growth, success and profitability of the Company and its affiliates depend.

2. TYPES OF OPTIONS AND SHARES. "Options" granted under this Plan will be non-qualified stock options. The shares of stock that may be purchased or distributed upon exercise of the Options are Ordinary Shares of Royal Dutch Petroleum Company (the "Shares").

3. PLAN ADMINISTRATION AND AUTHORITIES. The Plan shall be administered by the Company, which shall have full and final authority in its sole discretion, subject to paragraph 4 of Article B, to amend the Plan; to conclusively interpret the provisions of the Plan and any Agreement; and to make all other decisions relating to the operation of the Plan and any Agreement. Subject to the express provisions of the Plan, the Company will also have complete authority to determine the terms and provisions of each Agreement (which need not be the same); to determine the rights and obligations of Participants; to determine or approve the persons to be granted Options, when such Options shall be granted, the number of Shares and terms with respect to such Options, the Grant Price; and to make all other determinations deemed necessary or advisable for the administration of the Plan. Determinations by the Company under the Plan shall be conclusive and binding for all purposes. The Vice President--Human Resources of the Company and/or other individual or agent designated to do so shall be responsible for maintaining records, making the requisite calculations, receiving notices and elections, determining whether the conditions of exercise have been met and the like.

4. ACQUISITION OF SHARES. The Company shall acquire Shares for delivery upon exercise of Options under this Plan by purchasing Shares in public market transactions or in such other manner as the Company shall determine.

5. ELIGIBILITY. Employees designated by the Company ("Participants") shall be eligible to be granted Options pursuant to this Plan. Any Participant may hold more than one Option grant hereunder.

6. VESTING. One-third of the Options (rounded to the nearest whole Share) will vest annually beginning 12 months from the date of grant and may be exercised at any time after vesting, subject to the provisions of the Agreement and the Plan.

7. TERM OF OPTIONS. Options shall be exercisable during such period or periods as provided in the Agreement, and shall be subject to earlier termination as hereinafter provided:


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         (a)      The term of the Options is ten (10) years from the date of grant as stated in the Agreement unless terminated earlier by the Participant's (i) termination without the written consent of the employing company, (ii) discharge for cause, or (iii) death;

         (b) If a Participant terminates employment without written consent of the employing company, all unvested Options shall forthwith terminate and vested Options must be exercised within 30 days from the later of the termination date, or the end of a blackout period which includes the termination date, at the end of which 30 day period the vested Options shall terminate;

         (c) In the event a Participant shall cease to be an employee by reason of discharge for cause, all unexercised Options (vested and unvested) shall forthwith terminate. The Company may terminate the Options for cause if it finds during or after the Participant's employment that the individual (i) was guilty of fraud or dishonesty with respect to one of the Companies or the Royal Dutch/Shell Group of Companies, (ii) willfully damaged the assets of, or engaged in misconduct which in any material respect is injurious to, one of the Companies or the Royal Dutch/Shell Group of Companies, (iii) wrongfully disclosed or used any proprietary or confidential information which is related to the business, properties or affairs of one of the Companies or the Royal Dutch/Shell Group of Companies and the release of which is detrimental in any material respect to the competitive position or goodwill of one of the Companies or the Royal Dutch/Shell Group of Companies, or (iv) engaged in any activity in any material respect which reasonably constitutes a conflict with the interests of one of the Companies or the Royal Dutch/Shell Group of Companies;

         (d) If a Participant holding Options shall die, all unexercised Options shall vest immediately and may, subject to the provisions of their Agreements and of this Article A, be exercised by the estate of the decedent, or by a person who acquired the right to exercise such Options by bequest or inheritance or by reason of the death of the decedent, until 13 months from the date of the Participant's death, at the end of which period the Options shall terminate;

         (e) If a Participant shall cease to be an employee by reason of Retirement, total and permanent disability or other termination with written consent of the employing company, the Options shall continue to vest in accordance with the vesting schedule described in paragraph 6 of Article A;

         (f) Options shall continue to vest in accordance with the vesting schedule described in paragraph 6 of Article A in the event of a change in duties or position so long as the Participant continues to be an employee of one of the Companies or one of the Royal Dutch/Shell Group of Companies;



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         (g)      Election or acceptance of public office or employment or the performance of the duties of such office or employment shall not constitute grounds for termination of the Options;

         (h) In the event that a Participant is granted a temporary leave of absence (including military or sick leave, leave to enter governmental employment or, for purposes of this Plan only, assignment with an entity affiliated by direct or indirect ownership of the Company), employment shall be deemed to continue for purposes of the Plan;

         (i) If a Participant or other holder shall otherwise fail to observe the terms of the Agreement, the Options held pursuant to such Agreement shall forthwith terminate.

         In no event, however, shall any Options granted hereunder be exercisable after the expiration of ten years from the date of grant of such Options.

8. EMPLOYEE'S AGREEMENT TO SERVE. The acceptance of a grant of Options shall constitute an agreement by the Participant:

         (a) unless the Participant Retires, becomes totally and permanently disabled or terminates with the written consent of his/her employing company, to remain an employee of one of the Royal Dutch/Shell Group of Companies (i) during the period of vesting or (ii) until any later date to which the Participant is already contractually obligated to remain so employed; and

         (b) for so long as the Participant is employed by one of the Royal Dutch/Shell Group of Companies, that to the extent permitted by applicable law, all communications and information regarding the Plan and Options may be sent to the Participant by electronic transmission (e.g., e-mail) or be retrievable from internet sites maintained by one of the Companies or the Third Party Administrator.

9. NO TRANSFERABILITY. Neither the Options nor any interest in this Plan shall be transferable or assignable by a Participant, whether voluntarily, involuntarily, by operation of law or otherwise during the Participant's lifetime and at said Participant's death, the Options or any part thereof shall only be transferable by will, the laws of descent and distribution or by beneficiary designation in the form provided by the Company and incorporated herein by reference. Options may be exercised during the Participant's lifetime only by the Participant.

10. EXERCISE AND PAYMENT. Options shall be exercisable at such times and in such installments as provided in the terms of this Plan and the Agreement. The Options may be exercised by the Participant giving notice in the proper form to the Company through the Company's designated Third Party Administrator specifying the number of Options to be exercised and the manner of exercise. The Third Party Administrator shall determine whether the Options may be exercised at the time the notice is received in accordance with the provisions of this Plan. In the event of doubt, the issue will be referred to the Corporate Secretary of the



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         Company for resolution. Each notice shall constitute a representation that the Participant (or the person exercising the Options, in accordance with paragraph 7(d) of Article A) is not in possession of any material inside information pertaining to the Royal Dutch/Shell Group of Companies and is not aware of any legal constraint to such exercise. Settlement will be made within 10 business days from the date on which all actions necessary to complete the exercise have been completed. Unless a later date is required hereunder, the effective date of the exercise shall be the date when a proper notice of exercise is made to the Company's designated Third Party Administrator by telephone or other electronic means approved by the Company.

         Payment of the Grant Price may be made by the Participant:

         (a)      in cash or by check;

         (b) through the delivery of irrevocable instructions to a broker-dealer selected by the Company that is a member of the National Association of Securities Dealers (a "NASD Dealer") to deliver promptly to the Company or its Third Party Administrator an amount equal to the aggregate Grant Price for the Shares being purchased and any applicable federal, state and local, or other government withholding taxes; or

         (c)      by any combination of the foregoing.

11. ADJUSTMENTS. In the event that the number of outstanding Shares is changed by a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of Royal Dutch without consideration, the number of Shares available under this Plan and the number of Shares subject to outstanding Options and the Grant Price per Share of such outstanding Options shall be proportionately adjusted, subject to any required action by the shareholders of Royal Dutch and compliance with applicable securities laws; provided, however, that no fractional Shares shall be issued upon exercise of any Option and any resulting fractions of a Share shall be rounded up to the nearest whole Share. Agreements shall be also adjusted as deemed appropriate by the Company to recognize any factors that the Company in its sole discretion determines appropriate, fair and equitable under the circumstances.

12. CONDITIONS UPON EXERCISE. A Participant may exercise his/her vested Options at any time during the remaining term of the Options, provided that he/she conforms to all applicable laws, rules and regulations and the New York Stock Exchange Rules, and subject to the following limitations:

         (a) a Participant may not exercise the Options with respect to less than 100 Shares unless the number of Options remaining unexercised is less than 100, in which case he/she may exercise the Options remaining;

         (b) a Participant may not exercise the Options when he/she is in possession of material inside information pertaining to the Royal Dutch/Shell Group of Companies. Any profit gained which is later determined to be attributable to material inside information shall be paid to the Company; and



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         (c)      a Participant may not exercise the Options during any period during which special circumstances exist that preclude their exercise for specified periods ("Blackout Periods") as advised to him/her by the Corporate Secretary's Office or through the Company's designated Third Party Administrator. Blackout Period restrictions shall continue to apply to a Participant for 180 days following Retirement or other termination but shall not apply to a person exercising pursuant to paragraph 7(d) of Article A.


                            ARTICLE B. MISCELLANEOUS

1. DEFINITIONS. For the purpose of the Plan and the Agreement, except where the context otherwise indicates, the following terms shall have the respective meanings indicated:

         "Agreement" means a written agreement between the Company and a Participant evidencing the grant of Options, incorporated by reference herein and having such terms and conditions of Options, or modifications or amendments thereof, as the Company shall approve.

         "Companies" means the Company, and any subsidiary corporation or other entity of which the Company, Shell Solar Industries LP or Shell Petroleum Inc. directly or indirectly owns or controls at least 25 percent of the total combined voting power of all classes of stock or other interests.

         "Grant Price" means the exercise price stated in the Agreement which shall be the closing price of the Ordinary Shares of Royal Dutch on the New York Stock Exchange on the date on which the Options are granted, as reported by such source as the Company may determine.

         "Indemnitee" means an individual who, while an employee or director of any of the Companies and acting with respect to the Plan, acts as a fiduciary, agent, director of the Company, or in any other capacity exercises administrative responsibility with respect to the Plan.

         "Retire" or "Retirement" means termination of employment with all Companies after accumulation of 80 Points or 70 Points, assuming application of the 80-Point or 70-Point Eligibility Rules or the attainment of other criteria for retirement under the Shell Pension Plan, taking into account for these purposes all service taken into account for such purpose under the Shell Pension Plan.

         "Royal Dutch" means the Royal Dutch Petroleum Company, a company organized under the laws of the Kingdom of the Netherlands.

         "Royal Dutch/Shell Group of Companies" means the entities in which Royal Dutch or The "Shell" Transport and Trading Company, p.l.c. directly or indirectly own investments.



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         "Third Party Administrator" means the party designated by the Company to perform record keeping services and administer requests for the exercise of Options in accordance with Company guidelines and the Plan.

2. GOVERNMENT AND OTHER RULES AND REGULATIONS. The obligation of the Company to issue Shares pursuant to the Options shall be subject to (a) compliance with all applicable laws, governmental rules and regulations and administrative action, including all applicable federal and state securities laws, and (b) any other rules and regulations of the Company as may then be in effect.

3. UNFUNDED PLAN. This Plan shall be unfunded, and the Company shall not be required to segregate any assets which may at any time be represented by grants under the Plan. Any liability of the Company to any person with respect to a grant under this Plan shall be based solely upon any contractual obligations which may be created by this Plan; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company, or funded or secured in any way.

4. TERMINATION AND AMENDMENT OF THE PLAN BY THE COMPANY. The Company may terminate or amend this Plan and the Agreements at any time in its sole discretion; provided, however, that all amendments to the Royal Dutch Stock Option Plan for Employees of Shell Companies in the US (the "Shell RD Plan") as may hereafter be adopted by Shell Oil Company are hereby determined to be in the best interests of the Company and shall forthwith be adopted by the Company and incorporated as part of this Plan, and that no amendment shall be made which is inconsistent with the provisions of the Shell RD Plan; and further provided that any Options then outstanding shall not be adversely affected thereby without the written consent and acquiescence of the respective Participants holding such Options. It is the intent of this Plan to provide benefits and rights that are equivalent to but not greater than the benefits and rights under the Shell RD Plan.

5. INDEMNIFICATION. The Company shall indemnify each Indemnitee under the Plan to the fullest extent permitted under applicable laws, and under the by-laws of the Company, against all or any portion of liability, and/or costs and expenses reasonably incurred by such Indemnitee, in connection with, arising out of, or resulting from, any claim, suit or proceeding in which he/she may be involved by reason of having been an Indemnitee; provided however, the Company shall not be obligated to indemnify any Indemnitee against any liability, costs or expenses in connection with any act or omission to act in respect of which the Indemnitee shall be finally adjudged in any action, suit or proceeding to have been guilty of fraud or willful misconduct in the performance of his/her duties.

6.       OTHER PROVISIONS. The following provisions are also in effect under the
         Plan:

         (a) no person shall have any claim or right to receive a grant under the Plan, and no Participant shall have any right under the Plan to be retained in the employ of any of the Companies;

         (b) no Participant or any other holder of the Options shall have any of the rights of a shareholder with respect to Shares purchasable under the Options until



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                  such Shares have been issued or transferred to him/her upon exercise of the Options;

         (c) any termination of the Options shall be without prejudice to any legal right or remedy which the Companies may have against the Participant or any other person;

         (d) the Plan and the Agreements thereunder shall inure to the benefit of and be binding upon each successor and assign of the Company;

         (e) any taxes incurred as a result of the grant or exercise of Options under the Plan shall be the responsibility of the Participant and no tax assistance shall be provided by the Companies;

         (f) the Companies may withhold from cash payments, or any other funds or property due or to become due to the Participant, sufficient amount to satisfy all federal, state and local, or other governmental tax withholding;

         (g) the use of the singular may include the plural, and the plural may include the singular, unless the context clearly indicates to the contrary;

         (h) any expenses of administering the Plan shall be borne by the Companies;

         (i) all matters relating to this Plan, the Agreements, or Options granted hereunder shall be governed by the laws of the State of Texas, without regard to the conflict of laws provisions thereof;

         (j) no payment under this Plan shall be taken into account in determining benefits under any pension, retirement, profit-sharing or welfare benefit plan of the Companies, except as otherwise expressly provided under the terms of any such plan; and

         (k) in the event any provisions of this Plan shall be declared illegal or invalid for any reason, the illegality or invalidity shall not affect any other provisions hereof, but shall be fully severable and this Plan shall be construed and enforced as if the provision had not been included.

7. EFFECTIVE DATE. The provisions of this Plan shall be effective as of August 1, 2002.


IN WITNESS WHEREOF, the duly authorized officer of the Company has executed this Plan.


                                          SHELL SOLAR EMPLOYMENT SERVICES INC.


                                          C. A. Farris
                                          President and Chief Operating Officer




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